Exhibit 23.4

23 Lystanwold Drive Saxonwold 2196	Tel: (011) 268-4030 Fax: (011) 268-4031 email:malcolm.ball@pbinc.co.za

PO Box 411761 Craighall 2024

Your Ref:

Our Ref: Malcolm Ball/cgh

Serge Belamant Chairman of the Board Net1 UEPS Technologies, Inc Suite 325 — 744 West Hastings Street Vancouver British Columbia Canada V6C 1A5	6 May 2004

Dear Sir

OPINION

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Exchange Controls” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Yours faithfully

/s/ Paul Botha Inc.

PAUL BOTHA INC

PAUL BOTHA INCORPORATED
Attorneys - Notary
Directors: Paul Botha, Malcolm Ball
Registration No: 1998/002350/21